Exhibit 99.2

Company contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

ORASURE TECHNOLOGIES ANNOUNCES DIRECTOR APPOINTMENTS

AND ORGANIZATIONAL CHANGES

BETHLEHEM, PA. - October 5, 2006 - OraSure Technologies, Inc. (NASDAQ: OSUR), the market leader in oral fluid diagnostics, today announced the appointment of two new members of the Company’s Board of Directors, the promotions of two executive officers and the addition of a new member to its management team.

Michael Celano has been appointed as a member of the Board of Directors to serve as a Class III Director with an initial term expiring at the Company’s 2009 Annual Meeting of Stockholders. Mr. Celano has also been appointed to serve on the Board’s Audit Committee. Mr. Celano currently serves as Vice President, Finance and Chief Financial Officer for BioRexis Pharmaceutical Corporation, a biopharmaceutical company, and has had extensive experience in accounting and financial matters involving public companies. Before joining BioRexis, Mr. Celano was a partner with KPMG LLP, in charge of its Mid-Atlantic Life Sciences Practice and was co-leader of its National Life Science Practice. Prior to joining KPMG, Mr. Celano ran the Life Science Practice for Arthur Andersen. Mr. Celano is a Certified Public Accountant and holds a B.S. degree in Accounting from St. Joseph’s University.

In addition, the Company’s Board of Directors approved the promotion of two executive officers. Ronald H. Spair was promoted from Executive Vice President and Chief Financial Officer to Chief Operating Officer and Chief Financial Officer. With this promotion, Mr. Spair will assume overall supervisory responsibility for the Company’s Operations and Sales and Marketing Departments, in addition to his existing responsibilities. Mr. Spair was also appointed as a member of the Board of Directors, to serve as a Class II Director with an initial term expiring at the Company’s 2008 Annual Meeting of Stockholders.

The Board also approved the promotion of Mark L. Kuna from Vice President and Controller to Senior Vice President, Finance and Controller. This promotion reflects Mr. Kuna’s increased responsibilities for supervising SEC reporting and the Company’s cash management, investments and banking relationships.

Finally, the Company has appointed Henry B. Cohen as the Company’s Senior Vice President, Human Resources. Mr. Cohen joins the Company after a distinguished career at Johnson and Johnson, where he held various senior level human resources positions.

“These organizational changes, which we are pleased to announce today, represent the latest steps in our ongoing efforts to strengthen OraSure’s management team,” said Douglas A. Michels, President and Chief Executive Officer of OraSure Technologies. “With his extensive experience in finance and accounting, Mike Celano will make a strong contribution both to the Board and our Audit Committee. The promotions of Ron Spair and Mark Kuna are very well deserved and recognize their strong contributions and increasing responsibilities within our organization. Finally, with the hiring of Henry Cohen, we have added a very talented and highly experienced senior manager to lead our human resources function. I am excited about these changes and believe each of these individuals will make significant contributions to the Company’s future success.”

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices using proprietary oral fluid technologies, diagnostic products including immunoassays and other in vitro diagnostic tests, and other medical devices. These products are sold in the United States as well as internationally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities.

OraSure Technologies is the leading supplier of oral-fluid collection devices and assays to the life insurance industry and public health markets for the detection of HIV. In addition, the Company supplies oral-fluid testing solutions for drugs of abuse testing. For more information on the Company, please go to http://www.orasure.com.

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